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                                                                    EXHIBIT 10.2
                            PER-SE TECHNOLOGIES, INC.

               2005 SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN

Purpose: The purpose of the 2005 Senior Management Incentive Compensation Plan is to provide for the payment of a cash bonus to senior management employees of the Company. Seventy-five percent of the cash bonus will be based on the Company's increase in adjusted operating income for fiscal year 2005 over adjusted operating income for fiscal year 2004. Twenty-five percent of the cash bonus will be based on achievement of individual performance objectives, as determined by executive management.

Administration: The Plan shall be administered by the Compensation Committee, whose interpretation of the Plan and all decisions and determinations with respect to the Plan are final, binding and conclusive on all parties.

Participants: The Participants in the Plan shall be such members of senior management of the Company as shall be designated by the Compensation Committee, including all executive officers of the Company, but excluding the Company's Chief Executive Officer and Chief Financial Officer.

Bonus Opportunities:

      - Under the Plan, a Bonus Pool will be established in an amount equal to 15% of "Adjusted Operating Income" for fiscal year 2005 in excess of the "Threshold Amount."

                  - The "Threshold Amount" is $40,789,000, which represents a 12% growth in Adjusted Operating Income for fiscal year 2005 compared to adjusted operating income for fiscal year 2004.

                  - "Adjusted Operating Income" shall mean the Company's operating income for fiscal year 2005 on a consolidated basis, adjusted to exclude (i) incentive compensation costs, (ii) the costs associated with the project to enhance substantially the Company's physician claims clearinghouse functionality, and (iii) 2005 income of $1.5 million related to the technical problem experienced in the Company's physician claims clearinghouse in December 2004. Additionally, the inclusion/exclusion of income/expense related to the any potential acquisitions will be reviewed and approved by the Compensation Committee prior to such transaction.

                  - Each of the Participants will be entitled to receive a pro rata distribution from the Bonus Pool based on the dollar amount of the Participant's target annual bonus opportunity (which for executive officers of the Company other than the Company's Chief Executive Officer and Chief Financial Officer is an amount equal to 80% of such officer's salary paid in 2005 and for other participants an amount equal to between 30% and 60% of such participant's salary paid in 2005) expressed as a percentage of the aggregate of all Participants' annual bonus opportunities.

      - In addition to any distribution from the Bonus Pool, each Participant will be eligible to earn a bonus equal to 25% of his or her target annual bonus opportunity based on achievement of individual performance objectives, as determined by executive management.